Contact:	Mark Thomson, CFO
(757) 766-4224

FOR IMMEDIATE RELEASE

Measurement Specialties Acquires Gentech International

Hampton, VA, November 1, 2011 – Measurement Specialties, Inc. (NASDAQ: MEAS) (the “Company” or “MEAS”), a global designer and manufacturer of sensors and sensor-based systems, announced that on October 31, 2011, the Company completed the acquisition from an affiliate of Rubicon Partners (the “Seller”) of all of the capital stock of Timesquest Limited, a holding company and sole shareholder of Gentech International Limited (“Gentech”), a designer and manufacturer of position sensors used largely for tank liquid level measurement, including urea tank level in heavy truck SCR systems, for approximately £6.5 million, net of cash acquired.  Additionally, the Seller can earn up to an additional £1.5 million if certain sales performance goals are achieved.

Frank Guidone, Company CEO commented, “Given our commitment to the heavy truck market in general, and SCR-related sensors in particular, Gentech is a tremendous strategic add for the Company.  Not only does this allow us to broaden our offering to target heavy truck OEMs with products such as coolant and fuel tank level sensors, the combination provides a clear roadmap for us to expand our urea quality systems to SCR tanks, through combined level/quality SCR measurement.  Through our patented tuning fork and optical urea quality sensing technologies, along with our significant investment in China-based operations, we believe the joint MEAS-Gentech team represents a formidable force and is well positioned to take meaningful share in this unique and growing market.”

Angela Simkins, Gentech Managing Director commented, “Gentech has achieved rapid growth as a result of supplying a variety of sensors to the heavy truck market, including SCR sensors for on-road and off-road vehicles to meet legislated emissions requirements. The synergies with MEAS in terms of engineering expertise and China-based manufacturing will allow Gentech to scale more aggressively and better serve its customers.”

About Measurement Specialties:  Measurement Specialties, Inc. (MEAS) designs and manufactures sensors and sensor-based systems to measure precise ranges of physical characteristics such as pressure, temperature, position, force, vibration, humidity and photo optics.  MEAS uses multiple advanced technologies – piezo-resistive silicon sensors, application-specific integrated circuits, micro-electromechanical systems (“MEMS”), piezoelectric polymers, foil strain gauges, force balance systems, fluid capacitive devices, linear and rotational variable differential transformers, electromagnetic displacement sensors, hygroscopic capacitive sensors, ultrasonic sensors, optical sensors, negative thermal coefficient (“NTC”) ceramic sensors, mechanical resonators and submersible hydrostatic level sensors – to engineer sensors that operate precisely and cost effectively.

Measurement Specialties Inc. • 1000 Lucas Way • Hampton, VA 23666 • www.meas-spec.com

About Gentech: Gentech designs and manufactures level, flow and position sensors for its customers globally. Cost effective solutions are provided using reed switch, Hall Effect, magneto resistive, optical and ultrasonic technologies. Our sensors are packaged to suit the application using plastics, steel, brass or Nylon. We supply a standard range of sensors through distribution and custom solutions designed direct with OEM´s. Employing over 100 people and based in South West Scotland, United Kingdom, Gentech has been operating since 1969. We provide sensing solutions, with the appropriate technology for the application, in partnership with our customers.

Company Contact:  Mark Thomson, CFO, (757) 766-4224

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Measurement Specialties Inc. • 1000 Lucas Way • Hampton, VA 23666 • www.meas-spec.com